UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Dalrymple, Edwin A., Jr.
   910 Harvard Place
   Charlotte, NC  28207
   USA
2. Issuer Name and Ticker or Trading Symbol
   Interstate/Johnson Lane, Inc.
   IJL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   October 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Director & Sr. Managing Director Interstate/Johnson Lane Corporation
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, $.20 par valu|10/21/|Nt.1| |1328              |A  |$13.50     |18473              |D     |N/A                        |
e                          |98    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20 par valu|10/09/|M   | |25000             |A  |$13.50     |43473              |D     |N/A                        |
e                          |98    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20 par valu|10/09/|M   | |12500             |A  |$13.50     |55973              |D     |N/A                        |
e                          |98    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20 par valu|09/30/|Nt.2| |31                |A  |N/A        |1678               |I     |Held by Trustee            |
e                          |98    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20 par valu|N/A*  |    | |                  |   |           |4686               |I     |Spouse                     |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20 par valu|N/A*  |    | |                  |   |           |610                |I     |IRA                        |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20 par valu|N/A*  |Nt.3| |                  |   |           |875                |D     |Restricted Stock           |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20 par valu|10/27/|Nt.4| |678               |A  |$35.63     |678                |D     |Restricted Stock           |
e                          |98    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Option |$13.50  |10/09|M   | |12,500     |D  |10/09|01/21|Common Stock|12,500 |       |0           |D  |            |
(right to buy)        |        |/98  |    | |           |   |/98  |/2007|, $.20 par v|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |alue        |       |       |            |   |            |
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Employee Stock Option |$13.50  |10/09|M   | |25,000     |D  |10/09|01/21|Common Stock|25,000 |       |0           |D  |            |
(right to buy)        |        |/98  |    | |           |   |/98  |/2007|, $.20 par v|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |alue        |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
Nt.1-Cash compensation deferred during fiscal year 9/30/95, purchased 1328 shares 2-year restricted stock.
Nt.2-Vested portion in Issuer's benefit plans and does not include shares accrued since 9/30/98.
Nt.3-Cash compensation deferred during fiscal year 9/30/95,purchased 1,328 shares from the Issuer at $9.27 per share,2-year restriction 9/30/98. Nt.4-Cash compensation deferred during fiscal year 9/30/96, purchased 875 shares from Issuer at $17.15 per share,2-year restriction 9/30/99.